Exhibit 4.7

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAW.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THE SECURITIES WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT, IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

HYPERTENSION DIAGNOSTICS, INC.,

A Minnesota corporation

COMMON STOCK PURCHASE WARRANT

Date of Grant:	Warrant No.[A/B/C]

Hypertension Diagnostics, Inc., a Minnesota corporation (the “Company”), hereby agrees that, for value received,                            ,  or its permitted registered assigns (the “Holder”)is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time after the date set forth above (subject to the provisions set forth in Section 1 hereof), and for the term set forth in Section 1 hereof,                   (       ) shares (the “Warrant Shares”) of the fully paid and nonassessable shares of common stock, $0.01 par value per share, of the Company, subject to adjustment as provided herein (the “Common Stock”) at the exercise price of [$.17/$.22/$.30] per share, subject to adjustment as provided herein (the “Exercise Price”).  The term “Warrant” as used herein shall be deemed to include any warrant issued upon transfer or partial exercise of this warrant, unless the context clearly requires otherwise.  This Warrant is being issued pursuant to that certain Securities Purchase Agreement, of even date herewith between the Company and Holder (the “Securities Purchase Agreement”), and in connection with the Shareholders’ Agreement, dated as of August   , 2003, by and among the Company and holders of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) (the “Shareholders’ Agreement”), and the Registration Rights Agreement, dated as of August   , 2003, by and among the Company and holders of the Series A Preferred Stock (the “Registration Rights Agreement”).

1.                                      Term.

The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through and including the close of business on                , 20     (the “Expiration Date”); provided, however, that Holder may not exercise this Warrant until such time as the Company’s shareholders approve an increase in the number of authorized shares of Common Stock to one hundred and fifty million (150,000,000) or such other number as may be sufficient to allow for the reservation for issuance of all shares of

Common Stock underlying each outstanding security convertible or exercisable for, or exchangeable into, Common Stock (the “Proposal”).

2.                                      Exercise of Warrant.

(a)                                  Method of Exercise; Payment; Issuance of New Warrant.  Subject to Section 1, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company, and, except as otherwise provided for herein, by the payment to the Company of an amount equal to the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased.  The person or persons in whose name(s) any certificate(s) representing shares of Common Stock shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised if exercised prior to the close of business on such date;  otherwise, the date of record shall be the next business day.  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised (including without limitation, exercise pursuant to Section 2(b) below), a new Warrant representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such thirty (30)-day period.

(b)                                 Broker Assisted Cashless Right to Convert Warrant into Common Stock.  In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 2(b) at any time or from time to time during the term of this Warrant, by delivering to a broker the notice of exercise form attached hereto as Exhibit A, duly executed, together with Holder’s irrevocable instructions to the Company to deliver the Warrant Shares being exercised (the “Converted Warrant Shares”) to the broker against the broker’s simultaneous payment to the Company of the Exercise Price.  Upon receipt of such documentation, the broker shall sell for Holder’s account such number of shares of stock necessary to satisfy the Exercise Price, including applicable tax and withholding obligations.  When the broker receives the cash proceeds from such sale, the broker will forward such proceeds to the Company against simultaneous delivery by the Company of the Converted Warrant Shares to the broker.

3.                                      Adjustment of Exercise Price and Number of Shares.  The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)                                  Adjustments to Exercise Price for Dividends, Reclassifications, etc.  If the Company, at any time while this Warrant is outstanding and unexpired, shall (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, (D) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, or (E) consolidate or merge into another entity (where the Company is not the surviving entity or where there is a change in or distribution with respect to the Common Stock), the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or merger.

(b)                                 Notice of Adjustments.  Whenever the Exercise Price or the number of Warrant Shares purchasable hereunder shall be adjusted pursuant to Section 3 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, which shall be mailed to the Holder.

(c)                                  Adjustment if Proposal is not Approved.  In the event that the Proposal is not approved by the Company’s shareholders on or prior to one hundred and twenty (120) days from the date of the final closing of the private placement which resulted in the issuance of this Warrant, then (i) this Warrant shall no longer be exercisable for Common Stock, but shall be exercisable instead for such number of shares of Series A Preferred Stock as is equal to the number of Warrant Shares divided by twelve (12) (and the term “Warrant Shares” shall be deemed to mean, for all purposes, the Series A Preferred Stock) and (ii) the Exercise Price for the purchase of such Series A Preferred Stock shall be multiplied by twelve (12).

4.                                      Fractional Shares.  Unless the Holder specifies otherwise, the Company shall issue fractional shares of Common Stock (carried out to three (3) decimal places) upon exercise of this Warrant.  At the option of the Holder, the Holder may require that the Company, instead of issuing any fractional shares of Common Stock which would otherwise be issuable upon exercise of this Warrant, pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value (as defined in the Company’s Certificate of Designation, Preferences and Rights of Series A Preferred Stock) of one share of Common Stock on the date of exercise.

5.                                      Restrictions on Transferability; Transfer.

(a)                                  Until this Warrant is duly transferred on the books of the Company, the Company may treat the registered holder of this Warrant as absolute owner hereof for all purposes without being affected by any notice to the contrary.

(b)                                 Prior to making any disposition of the Warrant or of any Common Stock purchased upon exercise of the Warrant, the Holder shall give written notice to the Company describing briefly the manner of any such proposed disposition.

(c)                                  The Holder shall not make any such disposition until (i) the Company has notified the Holder that, in the opinion of its counsel, registration under the Securities Act of 1933, as amended (the “Act”) is not required with respect to such disposition, or (ii) a registration statement covering the proposed distribution has been filed by the Company and has become effective.  Notwithstanding the foregoing, the Holder may transfer the Warrant to holders of the Series A Preferred Stock.

(d)                                 The Company agrees that, upon receipt of written notice from the Holder with respect to a proposed disposition, it will use its best efforts, in consultation with the Holder’s counsel, to ascertain as promptly as possible whether or not registration is required, and will advise the Holder promptly with respect thereto, and the Holder will cooperate in providing the Company with information necessary to make such determination.

(e)                                  Transfer of this Warrant is subject to the terms and conditions of the Shareholders’ Agreement and the Registration Rights Agreement. No transfer shall be effective unless the prospective transferee agrees to be bound by, and delivers to the Company an executed counterpart to, each of the Shareholders’ Agreement and the Registration Rights Agreement.

(f)                                    Each successive holder of this Warrant, or of any portion of the rights represented thereby, shall be bound by the terms and conditions set forth herein.

6.                                      Representations and Warranties.  The Company represents and warrants to the Holder as of the Date of Grant as follows:

(a)                                  This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies;

(b)                                 The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the holders thereof are as set forth in the Articles of Incorporation of the Company, as amended to the Date of Grant (as so amended, the “Articles”), a true and complete copy of which has been made available to the original holder of this Warrant;

(c)                                  The execution and delivery of this Warrant are not, and, assuming approval of the Proposal and filing with the Minnesota Secretary of State of amended Articles reflecting such approval, the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Articles or by-laws of the Company, do not and will not contravene, in any material respect, any governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby; and

(d)                                 There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, will have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

7.                                      Notices.

(a)                                  All notices under this Warrant shall be in writing and shall be delivered by first class mail, postage prepaid.  Any notice addressed to the Holder shall be delivered to the address designated by the Holder in the Securities Purchase Agreement, as may be changed from time to time upon ten (10) days written notice by the Holder, and any notice addressed to the Company shall be delivered to its principal office.

(b)                                 The Holder shall be entitled to receive a notice from the Company not less than ten (10) days prior to the date on which (a) a record will be taken for the purpose of determining the holders of Common Stock entitled to dividends (other than cash dividends) or subscription rights, or (b) a record will be taken (or in lieu thereof, the transfer books will be closed) for the purpose of determining the holders of Common Stock entitled to notice of and to vote at a meeting of shareholders at which any capital reorganization, reclassification of shares of Common Stock, consolidation, merger, dissolution, liquidation, winding up or sale of substantially all of the Company’s assets shall be considered and acted upon.  The Holder shall also be entitled to receive such notices as otherwise provided in this Warrant.

8.                                      Reservation of Common Stock.  All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all taxes, liens, charges, and pre-emptive rights with respect to the issue thereof.  The Company shall pay all transfer taxes, if any, attributable to the issuance of the Warrant Shares upon the exercise of this Warrant.  During the period within which this Warrant may be exercised for Common Stock, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

9.                                      Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

10.                               Binding Effect on Successors.  This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Common Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.  The Company will, at the time of the exercise or conversion of this Warrant, in whole or in part, upon request of the Holder but at the Company’s expense, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which the Holder shall continue to be entitled after such exercise or conversion in accordance with this Warrant; provided, that the failure of the Holder to make any such request shall not affect the continuing obligation of the Company to the Holder in respect of such rights.

11.                               Lost Warrants or Stock Certificates.  The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any loss, theft or destruction, upon receipt of an executed lost securities bond or indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

12.                               Descriptive Headings.  The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

13.                               Governing Law.  The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such state, regardless of the law that might be applied under principles of conflicts of law.

14.                               Remedies.  In case any one (1) or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and or by action at law, including, but not limited to, an action for damages as a result of any such breach and or an action for specific performance of any such covenant or agreement contained in this Warrant.

15.                               No Impairment of Rights.  The Company will not, by amendment of its Articles or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against material impairment.

16.                               No Voting Rights.  Notwithstanding anything contained herein to the contrary, the Holder shall have no right to vote on any matters coming before the shareholders of the Company for any purpose whatsoever until and unless this Warrant is duly exercised.

IN WITNESS WHEREOF, this Warrant has been duly executed by Hypertension Diagnostics, Inc. as of the     day of         , 2003.

Hypertension Diagnostics, Inc.

By:
Greg H. Guettler, President

EXHIBIT A

WARRANT EXERCISE FORM

To be signed only upon exercise of Warrant.

The undersigned, the holder of the attached Common Stock Purchase Warrant (the “Warrant”), hereby irrevocably elects to exercise the purchase right represented by this Warrant for, and to purchase thereunder,                    of the shares of Common Stock of Hypertension Diagnostics, Inc. to which this Warrant relates and herewith makes payment of $            therefor in cash or by certified check, and requests that such shares be issued and be delivered to,                          , the address for which is set forth below the signature of the undersigned.

Dated:

(Taxpayer’s I.D. Number)	(Signature)

(Address)